EXHIBIT 21
SUBSIDIARIES

Name	State or Jurisdiction of Organization
Syntax Groups Corporation	California
Syntax Corporation	Nevada
Vivitar Corporation	California
Vivitar France S.A.	France
Vivitar (Asia) Limited	Hong Kong, China
Vivitar (Europe) Limited	United Kingdom